U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AGENESIS CORPORATION

(Name of Small Business Issuer in its Charter)

Florida	7311	65-0682303

(State of Incorporation)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer I.D. Number)

3111 Stirling Road, Suite 303-C, Fort Lauderdale, FL 33121, (954) 963-4716

(Address and telephone number of principal executive offices)

3111 Stirling Road, Suite 303-C, Fort Lauderdale, FL 33121, (954) 963-4716

(Address of principal place of business)

Warren Gilbert, President
Agenesis Corporation
3111 Stirling Road
Suite 303-C
Fort Lauderdale, FL 33121
(954) 963-4716

(Name, address and telephone number of agent for service)

Copies to:

Joel Bernstein, Esq., P.A.
11900 Biscayne Blvd., Suite 604
Miami, Florida 33181
Tel.: (305) 892-1122
Fax:(305) 892-0822

Approximate date of proposed commencement of sale to the public: As soon as possible after the Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [  ]                        .

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]                         .

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]                          .

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Proposed
	Amount of	Proposed	Maximum
	Shares	Maximum	Aggregate	Amount of
Title of Each Class of	To be	Offering Price	Offering	Registration
Securities to be Registered	Registered	Per Unit(1)	Price	Fee

Common Stock	20,001,000 (2)	$.000008	$167	$.02

(1)	Estimated solely for purposes of calculating the registration fee based upon Registrant’s book value of $2,085 as of June 30, 2002 pursuant to Rule 457(f)(2).

(2)	In the event that any fractional shares are required to be issued in connection with the distribution, the shareholder will receive the next whole share. Accordingly, registrant is registering an additional 1,000 shares in the event they are need to round up fractional shares.

     The Company hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Acts of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8 (a), may determine.

PROSPECTUS DATED FEBRUARY __, 2003 — SUBJECT TO COMPLETION

AGENESIS CORPORATION
20,000,000 Shares of Common Stock

     This prospectus relates to the distribution by Safe Technologies International, Inc., (“SafeTech”), as selling shareholder, of 20,000,000 shares of common stock of Agenesis Corporation, a Florida corporation, to holders of record of SafeTech common stock as of the close of business on the record date of December 31, 2002. The shares will be distributed on the basis of one share of Agenesis for every .023 shares of SafeTech held on the Record Date.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     Prior to this offering, there has been no market for the trading of Agenesis’s shares.

THESE SECURITIES INVOLVE RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 6.

PROSPECTUS SUMMARY
SUMMARY FINANCIAL DATA
RISK FACTORS
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF SECURITIES
THE DISTRIBUTION
LEGAL PROCEEDINGS
LEGAL MATTERS
AUDITORS
WHERE YOU CAN FIND MORE INFORMATION
Independent Auditor’s Report
BALANCE SHEETS
STATEMENTS OF OPERATIONS
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
STATEMENTS OF CASH FLOWS
NOTES TO FINANCIAL STATEMENTS
Legal Opinion of Joel Bernstein, Esq.
Consent of Michaelson & Co. PA, CPA

PROSPECTUS SUMMARY

     Agenesis Corporation provides advertising, marketing and public relations services to small and medium size businesses seeking to improve their revenues by generating additional customers. We began this business in July 2002 and have not developed substantial clients or revenues.

     Our principal executive offices are located at 3111 Stirling Road, Suite 303-C, Fort Lauderdale, FL 33121, and our telephone number at that address is (954) 963-4716.

THE DISTRIBUTION

     20,000,000 shares of common stock of Agenesis Corporation, a Florida corporation, will be distributed to holders of record of SafeTech common stock as of the close of business on December 31, 2002 (the “record date”). The shares will be distributed on the basis of one share of Agenesis for every ..023 shares of SafeTech held on the record date. The shares of Agenesis being distributed represent 4% of the total outstanding shares of Agenesis and SafeTech will continue to own 20,000,000 shares of Agenesis after the distribution.

     The shareholders of SafeTech will receive their Agenesis shares as soon as possible after the date of this prospectus. There will be no charge, fee, assessment or other cost to the shareholders of SafeTech for the shares and no proceeds to either SafeTech or Agenesis will be generated from the distribution. The cost of the distribution will be paid by Agenesis.

     At the time the distribution is completed, Agenesis will be a separate publicly owned company in which SafeTech will own 20,000,000 shares of its outstanding common stock.

SUMMARY FINANCIAL DATA

     The summary financial information presented below is derived from our audited financial statements for the years ending December 31, 2000 and 2001 and our unaudited financial statements for the nine months ended September 30, 2001 and 2002.

     STATEMENT OF OPERATIONS DATA:

			NINE MONTHS ENDED
			SEPTEMBER 30,
	YEAR ENDED	YEAR ENDED
	DECEMBER 31, 2000	DECEMBER 31, 2001	2001	2002

Revenues	$23,331	$3,868	$3,162	$9,540
Net income (loss)	$10,884	$(18,032)	(2,558)	6,461
Net income (loss) per common share	—	—	—	—
Weighted average number of shares	40,000,000	40,000,000	40,000,000	372,872,727

BALANCE SHEET DATA:

	DECEMBER 31, 2000	DECEMBER 31, 2001	SEPTEMBER 30, 2002

Working capital	$17,203	$323	$25,801
Total assets	$19,483	$2,252	$26,164
Total liabilities	$962	$1,762	$16,213
Stockholders’ equity	$18,521	$490	$9,951

RISK FACTORS

     We have identified the following as the material risk factors of our business.

     Prospective investors should carefully consider the following risk factors in addition to the other information contained in this prospectus, before making an investment decision concerning to hold or sell our common stock.

     BECAUSE WE COMMENCED OUR CURRENT OPERATIONS IN JULY 2002, OUR FUTURE SUCCESS IS UNCERTAIN AS IS OUR ABILITY TO GENERATE REVENUES

     Since commencing our advertising and marketing services business in July 2002 through February 3, 2003 we have generated $11,250 in revenues. Accordingly, we have a limited operating history on which to base an evaluation of our business and our ability to generate revenues and income. Our future success is dependent upon our ability to obtain customers for our marketing and advertising services, as to which there is no assurance.

     WE HAVE NO ARRANGEMENTS OR SOURCES OF ADDITIONAL CAPITAL AND MAY HAVE TO CURTAIL OUR OPERATIONS IF ADDITIONAL CAPITAL IS NOT AVAILABLE IF WE NEED IT

     We may require additional capital for our business. There can be no assurance that we can obtain additional capital. Although we have received capital from members of our management, they have no obligation to provide us with any further capital. We may have to curtail our operations if we do not have sufficient funds to pay for the expenses of operating our business.

     OUR BUSINESS COULD BE ADVERSELY AFFECTED BECAUSE OUR KEY PERSONNEL DO NOT WORK FOR US EXCLUSIVELY

     All of our officers and directors have other business careers in which they are engaged. They only spend part of their time on our business. Our business could be adversely affected if we require more of their time and attention than they are willing to give us. This may result in loss of customers, inability to grow our business, or require us to hire additional personnel.

     WE FACE INTENSE COMPETITION IN OBTAINING CLIENTS FROM BOTH ESTABLISHED MARKETING AND ADVERTISING FIRMS AS WELL AS INTERNET BASED FIRMS.

     There are many firms which offer advertising and marketing services similar to those which we offer. Many of such firms have established reputations for success in their field, greater financial resources and personnel with long experience in the industry. Our ability to compete will be dependent on our ability to attract clients for our services, successfully fulfill the needs of our clients achieve profits in doing so, none of which can be assured.

     OUR BUSINESS COULD BE DISRUPTED IF THE SERVICES OF AN OUTSIDE CONTRACTOR ON WHICH WE DEPEND TO PROVIDE SERVICES TO OUR CLIENTS WERE UNAVAILABLE OR UNSATISFACTORY

     We depend on the services of Solomon Snow Advertising and Marketing, Inc. to fulfill the needs of our clients for the production and placement of advertising. In the event that this firm was unable to provide such services or such services were unsatisfactory, they would have to be obtained elsewhere which could require us to stop offering some of our services until alternative providers could be obtained.

     BECAUSE THERE IS NO TRADING MARKET FOR OUR SHARES YOU MAY BE UNABLE TO SELL THE AGENESIS SHARES WHICH YOU WILL RECEIVE IN THE DISTRIBUTION AND MAY HAVE TO HOLD THEM FOR AN INDEFINITE PERIOD OF TIME.

     There is no public trading market for our common stock. Our common stock will not be listed on a national securities exchange or Nasdaq. If a public market does not develop you may have to hold the Agenesis shares for an indefinite period of time and may not be able to find a purchaser for them. Management’s strategy is to seek to have the common stock trade on the over-the-counter market and quoted on the OTC Bulletin Board as soon as practicable. However, to date we have not solicited any securities brokers to become market-makers of our common stock. There can be no assurance that an active trading market for the common stock will develop or be sustained upon the registration statement becoming effective or that the market price of the common stock will not decline below the initial public trading price. The initial public trading price will be determined by market makers independent of us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operation or financial condition or state other “forward-looking” information. These statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, for example:

•	The success or failure of management’s efforts to implement our business strategy;

•	The uncertainty of demand for our services;

•	Our ability to compete with major established companies;

•	Our ability to attract and retain quality employees.

     We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

CAPITALIZATION

     The following table sets forth the capitalization of Agenesis at September 30, 2002.

SEPTEMBER 30, 2002

Notes and Related Party Payables	$15,850
Shareholders’ Equity
Common Stock, $.0000001 par value, 999,000,000 authorized, 500,000,000 issued and outstanding	50
Paid in capital	3,050
Retained Earnings	6,851
Total Shareholders’ Equity	9,951
Total Capitalization	25,801

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our results of operations and liquidity and capital resources should be read in conjunction with our Financial Statements and related notes thereto appearing elsewhere in this prospectus.

     Overview

     Until 2002 we operated as a company owned store of a franchise which conducted Internet hosting and web site design. In July 2002 we changed our business focus to provide marketing, advertising and public relations to small and medium size businesses.

RESULTS OF OPERATIONS

     NINE MONTHS ENDED SEPTEMBER 30, 2002 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2001

     We had revenues of $9,540 during the nine months ended September 30, 2002 compared to $3,162 for the nine months ended September 30, 2001. Such revenues came from sale of our services. In 2001 we were in the process of exiting the Internet hosting business and were not actively seeking business. This increase in 2001 revenue was substantially from our new business plan which began in July 2002 and most was received in the quarter ended September 30, 2002. While expenses of our old operations were being cut revenue in the third quarter was generated with less expense. Expenses in the 2002 period declined to $2,598 from the $5,720 in the 2001 period, primarily due to lower general and administrative expenses. As a result we incurred a net income of $6,461 during the 2002 period compared to a net loss of $2,558 in 2001.

     YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

     We had revenues of $3,868 during the year ended December 31, 2001 compared to $23,331 in 2000. The decrease in revenues was directly related to the fact that we were exiting the Internet hosting business and were not actively seeking new business at that time. All revenues derived in both 2001 and 2000 were related to our old business and none were derived from our new business.

     Expenses increased from $12,447 in the 2000 period to $21,900 in the 2001 period. Most of the increase was attributed to the write-off of intercompany receivables from a related party corporation in 2001, as well as rent expenses for new office space acquired in 2001. All expenses incurred in both 2001 and 2000 were related to our old business and none to our new business.

     As a result of the decrease in revenues and increase in expenses from 2000 to 2001, we incurred a net loss in 2001 of $18,032 compared with a net income of $10,884 in 2000.

     In 2002, the Company discovered that its previously issued 2000, 2001 and 2002 financial statements had incorrectly included a goodwill asset and an additional paid-in capital balance. The accompanying financial statements for these years have been restated and do not include these amounts. Prior to the restatement, goodwill (net of accumulated amortization) as of December 31, 2001 and 2000 was $78,013 and $84,118. respectively. After the restatement, net goodwill as of both dates was zero. Prior to the restatement. additional paid-in capital as of December 31,2001 and 2000 was $100,014 and $100,000, respectively After the restatement, additional paid-in capital as of both dates was $96. Prior to the restatement, retained earnings/(deficit) as of December 31, 2001 and 2000 was ($21,611) and $2,539, respectively. After the restatement, retained earnings/(deficit) as of those dates was $390 and $18,421. respectively. Prior to the restatement, depreciation and amortization expense for both the year ended December 31, 2001 and 2000 was $6,470; after the restatement, depreciation and amortization expense for both years was $352. Prior to the restatement, net income/(loss) for the years ended December 31, 2001 and 2000 was ($24,150) and $4,766, respectively. After the restatement, net income/loss for these years were ($18,032) and $10,884, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     We had cash of $26,164 at September 30, 2002. In the opinion of management, taking into account our current expense rate, available funds will satisfy our working capital requirements for the next twelve months, because our agreement with Salomon Snow Marketing and Advertising, Inc. provides for this company to undertake the expenses of fulfilling orders for our services up to 20 hours per month and we only pay them when we get paid by our customers. However, in the event that we generate significant orders requiring a greater amount of services from Salomon Snow, then we would need additional working capital. On February 18, 2002 we received one year 6% loans from Warren Gilbert for $10,000 and $5,000 from Swig Funding, Inc. who are our major shareholders. These shareholders have indicated their willingness to support our capital needs with further loans and extensions of their existing loans but we have not received any binding funding commitments or loan extensions. We have no arrangements for additional capital so we may have to decline additional business if such funding were not available.

BUSINESS OF AGENESIS

     Agenesis Corporation specializes in developing and implementing marketing and advertising plans for small and medium size businesses. We began offering such services in July 2002 and have generated only a small amount of revenue since entering this business.

     We were organized in August 1996 under the name Connect.ad of South Florida, Inc. to conduct the business of internet hosting and web site development as a company-owned store of a franchise. While the parent company was developing its franchising program, its management decided to abandon that business plan and seek other opportunities. We discontinued our internet hosting and web site development business in March 2002 and in May 2002 merged with All American Acquisitions Associates, Inc., with Connect.ad. being the surviving entity. All American Acquisitions was organized in March 2002 to enter the Internet marketing and advertising business. In July 2002 we changed our name from Connect.ad of South Florida, Inc. to Agenesis Corporation.

Our merger with All American Acquisitions

     In May 2002 we merged with All American Acquisitions Associates, Inc. Warren Gilbert and Neal Moskowitz (through a corporation owned by his spouse) were the controlling shareholders of All American Acquisitions Associates, Inc. and we were a wholly owned subsidiary of Safe Technologies International, Inc. Terms were set by arms-length negotiation. At the time of the merger, Safe Technologies International, Inc. was seeking a new line of business for its subsidiary and All American Acquisitions Associates, Inc. was seeking to enter the Internet based marketing and advertising business. Neither party sought a fairness opinion in connection with the merger. The two shareholders of All American Acquisitions Associates, Inc. voted unanimously to approve the merger. Safe Tech, as the sole shareholder of Connect.ad of South Florida, Inc. voted to approve the merger. The individual shareholders of Safe Tech did not vote on the merger.

     As a result of the merger, the former shareholders of All American Acquisitions Associates, Inc. received 92% of our outstanding shares and Safe Tech retained 8% of our outstanding common stock. Mr. Gilbert and Mr. Moskowitz and their nominees became our officers and directors. Pursuant to the merger it was agreed that SafeTech would distribute one-half of our shares owned by SafeTech to its shareholders after such distribution was registered with the SEC. We agreed to pay $100,000 to SafeTech within 90 days after a public trading market was established for our shares. SafeTech agreed to certain limitations on its ability to sell the balance of our shares which it would own after the distribution.

Industry Background

     The marketing and communications industry encompasses a wide range of services used to develop and deliver messages to both broad and targeted audiences through multiple communication channels. The industry includes traditional advertising services as well as other marketing and communications services such as direct marketing and sales promotion, public relations, branding consultation and design services, new media marketing and other specialized services.

     While large business entities with multi-million dollar marketing and advertising budgets have no shortage of advertising agencies and other specialized experts to service their marketing and communications needs, small and medium sized entities with modest budgets have had little alternative to the yellow pages and other local advertising media placements.

     However, the advent of the Internet has leveled the playing field because the Internet offers a direct channel of communication between a business and its customers, prospects, suppliers and the general public at low cost. This new communications channel can be used by Agenesis to attract clients and by our clients to attract the additional customers they seek. Electronic commerce and information gathering, about target markets, has grown beyond almost everyone’s expectations. Every day, more companies find new ways to gather information about consumers, and provide innovative products and services electronically. The Internet is changing the way businesses do business, from the acquisition and servicing of customers, to the management of their relations with suppliers, revolutionizing our access to information and the way we communicate, shop, and entertain ourselves. While the numbers are still small, when compared to our overall economy, they are growing more rapidly and provide more evidence, that electronic commerce will be an engine for substantial economic growth.

Our business

     We are seeking to develop a profitable business by providing marketing and advertising services to small and medium sized businesses. We specialize in response based marketing and advertising services. We hope to meet the needs of clients by developing creative and cost effective ways to meet their advertising and marketing needs. We expect to utilize the Internet as a substantial part of the marketing and advertising strategies for our clients because of its low cost, but will also include traditional media in our plans.

     After getting to know the capabilities and goals of a client, we will propose a marketing and advertising program which may include both Internet and traditional media strategies. If the client agrees to proceed with our recommendations, we will assist in implementation of the strategies. We will assist our clients in selecting and using marketing tools such as the Internet, traditional advertising, direct mail, public relations, electronic communication, public relations and promotion with the goal of driving customers to our clients. We will provide support services for our clients, such as ad design, ad placement, website development, marketing plans, focus groups, media buying and public relations strategies. Such support services will be provided through outside contractors as required by our clients. See “Our relationship with 14 Advertising”, below.

Our marketing analysis program

     We are developing a proprietary online program, as a marketing tool to generate clients for our business. This program will consist of a self-guided marketing analysis questionnaire and inquiry form. The questionnaire will guide the potential client through analysis of its business capabilities, product differentiation, competition, goals and additional matters designed to give an insight into the client’s current market position and advertising and marketing requirements. Upon receipt of such form from a potential client, we will seek to be paid a retainer to analyze and review the client’s specific needs and goals and formulate a marketing plan and an advertising strategy designed to generate additional customers for the client. Our initial retainer is $2,250 but is subject to individual negotiation.

     We believe this program will be attractive to potential clients for our services who may be seeking assistance in marketing and advertising for their business at a low cost. We anticipate this will lead to the opportunity to implement such plans, leading to an ongoing client relationship for our services. However, there can be no assurance that this program will be successful in generating clients for us.

     Since we began offering advertising and marketing services in July 2002, we have generated $11,250 in consulting fees, from five clients as of February 3, 2003. These clients came mainly from the personal contacts of our management.

     We will also work with clients in other ways. Since our programs are generally expected to be response based where actual results can be measured by customer response, we may agree to provide our services for a percentage of increased sales or sales of a specific product.

     Many of our business plans discussed will depend significantly on a variety of factors, including access to additional working capital. Our inability to generate additional revenues or arrange for financing will hinder our ability to grow our business. We currently have no commitments for capital resources. We plan on implementing our expansion plans in an orderly, conservative manner in accordance with our available funds.

Our Website

     Our own corporate website, which is still under development. will serve as a showcase for our advertising and marketing capabilities and services. It will be constantly revised to highlight our services and to include samples of our work for our clients. We will specialize in response-based programs which are designed to encourage a potential client or customer to take action to contact us or our clients. Our marketing analysis program is an example of a response based program because it offers the potential client a reason to affirmatively contact us in order to receive something offered on our website. We believe the Internet is particularly well suited to such response based programs because of the ability to quickly change the offered incentives in response to the results received and because results can be directly measured by the returns on the offered incentives.

Target Markets and Marketing Strategy

     We believe that our primary target market will consist of small and medium sized businesses. We believe that many smaller companies lack the capacity to formulate effective advertising and marketing strategies, and that in today’s market environment, small businesses need the most effective advertising strategies to become and stay competitive. We believe that effective advertising, and marketing strategies, are key to survival and success.

     We anticipate that our primary client base will consist of:

•	Businesses selling consumer products

•	Service businesses

•	Professional and health care providers

     We anticipate that we will market and promote our services on the Internet as well as through professional contacts and relationships. A sales force will be implemented as we generate sufficient capital to do so.

Our relationship with I4 Advertising, Inc.

     To alleviate the high cost of hiring and maintaining a staff of marketing and advertising personnel necessary to fulfill the needs of our clients, in October 2002 we entered into an agreement with Salomon Snow Marketing and Advertising, Inc., a Fort Lauderdale, Florida based full service advertising agency. We have established a subsidiary, I4 ADVERTISING, INC., which is 50% owned by Agenesis and 50% owned by Salomon Snow. As a result of this relationship, Salomon Snow will provide the actual personnel required to fulfill our clients’ needs. We believe Salomon Snow has the facilities and staff required to meet the requirements of the number of clients we hope to generate in the next two years. Under the agreement, I-4 will provide up to 20 hours per week of services to Agenesis Corp, for the purposes of promoting our services. Any additional work needed to promote Agenesis services, will be billed at $85 per hour. Agenesis will pay up to 90% of its gross receipts from its clients that it refers to I4. In the event Agenesis pays a commission to salespersons for soliciting business, then up to 80% will be paid to I-4. In the event I-4 initiates the client, I-4 may be entitled to a commission as well. We believe that the availability of the services of Salomon Snow to fulfill the requirements of our anticipated clients will enable us to meet our commitments to our clients without building up a large in house support staff.

     Our President and Vice President of Sales and Marketing will also be involved in assisting in devising marketing programs for our clients. We believe their experience in marketing financial services are relevant to our services.

     I4 will use the expertise and services of Salomon Snow that are needed to develop, produce, and implement the marketing and advertising plans that Agenesis sells.

     We agreed to issue 5,000,000 shares of our common stock to Salomon Snow Marketing and Advertising, Inc. upon execution of our agreement with them. We will also issue to Salomon Snow additional Agenesis shares based on the after tax earnings of I4 for the three years ending December 31, 2005 as follows: Each dollar of the cumulative after tax net income of I4 for the three (3) years ended December 31, 2005 shall be multiplied by ten (10). This shall be the aggregate number of shares of Agenesis which shall be delivered to Salomon Snow. Such formula shall be equitably adjusted for stock splits and stock combinations of Agenesis after the date hereof but there shall be no adjustment for dividends or distributions on Agenesis common stock other than dividends in stock of Agenesis.

     Our agreement with Salomon Snow Marketing and Advertising, Inc. is for an initial period of 16 months and shall be automatically extended thereafter until either party gives the other 45 days notice of termination. Upon termination we will negotiate with Salomon Snow Marketing and Advertising, Inc. concerning the disposition of I4. If there is no agreement on how to dispose of I4 within 30 days of termination, it will be auctioned.

     In addition to our Internet-based marketing program, we anticipate achieving growth by hiring marketing representatives who will be compensated on a commission basis. In the event we are successful in generating a significant amount of business we will consider hiring our own production staff rather than depending on the services of Salomon Snow.

Competition

     The market for comprehensive advertising and marketing services is highly fragmented and intensely competitive. In order to compete effectively in the advertising and marketing services industry, a company must provide a wide range of quality services and products at a reasonable cost.

     Marketing and advertising, consulting firms are constantly formulating and implementing new strategies and tactics, including developing ancillary products and services as well as engaging in target marketing programs. In providing our services, we will likely compete with local advertising agencies, which serve the small and medium size clients we expect to attract.

     We believe that many of our competitors operate traditional “brick and mortar” operations. A traditional “brick and mortar” business is a business which uses traditional avenues of marketing and distribution such as newspaper and magazine advertising, a large sales force, mailings, etc. We believe that many of our competitors have a high overhead. This leads to a higher cost of doing business and higher prices paid by clients. We will strive to compete against such brick and mortar firms by keeping our overhead low and, as a result, passing on the savings to our clients. We have only been in this business since July 2002. Our competitive position in our industry is low. We hope to improve that position by offering affordable, quality advertising and marketing services. There can be no assurance that we will be able to generate substantial revenues at reasonable cost.

     While we will compete with traditional providers of advertising and marketing services, we will also compete with other Internet-based companies and businesses that are further developed and/ or are in the process of developing websites, which will be competitive with the services developed and offered by us. We cannot guaranty that other websites or services which are functionally equivalent or similar to our proposed website or services have not been developed or are not in development. Many of these competitors have greater financial and other resources and more marketing and sales experience than we have.

     If we are successful in establishing a substantial business we may generate competition seeking to copy our methods. We will seek to protect our proprietary information through copyrights and confidentiality agreements but do not anticipate that our general business strategy is sufficiently unique to enable us to obtain patent protection.

Employees

     As of February 3, 2003, we had no employees other than our officers. Such officers are engaged in other employment and will only devote up to 50% of their time to our business. We are not a party to any collective bargaining agreements. We have not entered into any employment agreements with any of our executives. We believe our agreement with Salomon Snow Marketing and Advertising, Inc. will enable us to grow our business substantially without having to hire our own production employees. We do not currently anticipate that we will hire any employees in the next six months, unless we generate significant revenues. From time-to-time, we anticipate that we will also use the services of independent contractors and consultants to support our business development.

Facilities

     Our administrative offices are located at 3111 Stirling Road, Suite 303-C, Fort Lauderdale, FL 33312. We have agreed to pay Kevin Dennis, the landlord, of the above-mentioned space, 75,000 shares of stock, for one years rent, payable at the end of each rental year. We started our rent year on January 3, 2003. We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required. We do not own any real estate.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the directors and officers of Agenesis and their respective ages and positions:

NAME	AGE	POSITION

Warren Gilbert	70	President, CEO, Chairman and director
Neal Moskowitz	42	Vice president-Sales and director
Larry Moskowitz	38	Secretary
Emanuel Salomon	40	Vice president-Marketing and Advertising
Juacane Reynolds	38	Director of Human Resources

Warren Gilbert has been our President, CEO, Chairman and a director since February 2002. He has been Chairman and President of Gilder Funding Corp., a venture capital firm since January 1995.

Neal Moskowitz has been our Vice-President – Sales and Director since February 2002. He has also been a registered representative with VFinance Investments, a broker/dealer since October 2002. He was previously employed by the following firms:

Dates	Firm and position

February 2001 to October 2002	Parkplace Consulting, Inc. — consultant
June 2000 to February 2001	Paragon Capital Markets – registered representative
July 1998 to June 2000	Parkplace Consulting, Inc. — consultant
October 1990 to July 1998	Barron Chase Securities, Inc. – registered representative

Mr. Moskowitz is also President of Sutton Place Consulting, Inc., a consulting firm.

Larry Moskowitz, an attorney, has been our Secretary since February 2002. He is also president and chairman of XRX Entertainment Holdings, Inc. which operates an entertainment club in Weston, Florida.

Emanuel Salomon has been our Vice President-Marketing and Advertising since October 2002. He has been co-owner of Salomon Snow Marketing and Advertising, a full service advertising agency in Fort Lauderdale, Florida, since July 2000. From July 1996 to July 2000 he was a principal of WWDB Advertising Inc. of Fort Lauderdale, Florida.

Juacane Reynolds has been our Director of Human Resources since October 2002. He is also President and CEO of Management of MRI in Sunrise, Florida and has been such since June 1998. From March 1995 to May 1998 he was director of sales and marketing for RJ Reynolds Nabisco.

     Directors are elected annually and hold office until the next annual meeting of our stockholders and until their successors are elected and qualified. The Board has not established any committees. All executive officers are chosen by the board of directors and serve at the board’s discretion. We plan to reimburse directors for any expenses incurred in attending board of directors meetings. Neal and Larry Moskowitz are brothers.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued to Warren Gilbert, our chief executive officer (the “named executive officer”). No officer earned over $100,000 in any such fiscal year. We have no written employment contract with Mr. Gilbert. Michael A. Bhathena served as our president and chief executive officer from 1999 to February 2002. He received no compensation from us. Ruth Ann Saunders served as our president and chief executive officer in part of 1999. She received no compensation from us.

     Summary Compensation Table

NAME AND				OTHER ANNUAL
PRINCIPAL POSITION	YEAR	SALARY	BONUS	COMPENSATION

Warren Gilbert	2002	$-0-	-0-	-0-
President, Chief Executive Officer

     There are no long term compensation or other compensation plans.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Since we are incorporated in the State of Florida, the Florida Business Corporation Act governs the indemnification provisions of Agenesis Corporation.

     Subsection (1) of Section 607.0850 of the Florida Business Corporation Act (“BCA”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (2) of Section 607.0850 of the BCA empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought, or any other court of competent jurisdiction, shall determine that despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     BCA Section 607.0850 further provides that indemnification provided for by Section 607.0850 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in the capacities set forth above, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

     Our Articles of Incorporation and By-laws provide that we will indemnify those persons entitled to be indemnified, to the fullest extent permitted by the BCA.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person of Agenesis in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PRINCIPAL STOCKHOLDERS

     The following table presents certain information regarding the beneficial ownership of Agenesis common stock as of February 3, 2003, and after the distribution of such shares to SafeTech shareholders by

–	Each person who currently owns beneficially more than five percent of the outstanding shares of Agenesis common stock or will be such a beneficial owner after the distribution,

–	Each of our directors,

–	Our named executive officer, and

–	All directors and officers as a group.

	NUMBER OF SHARES
	OF COMMON STOCK
	BENEFICIALLY OWNED(1)		PERCENTAGE OF OWNERSHIP

NAME AND ADDRESS	BEFORE	AFTER	BEFORE	AFTER
OF BENEFICIAL OWNERS	DISTRIBUTION	DISTRIBUTION	DISTRIBUTION	DISTRIBUTION

Safe Technologies International, Inc.(1)	40,000,000	20,000,000	7.9%	4%
Swig Funding, Inc. (2)	153,000,000	153,000,000	30.3%	30.3%
Warren Gilbert(3)	307,000,000	307,000,000	60.8%	60.8%
Neal Moskowitz (4)	153,000,000	153,000,000	30.3%	30.3%
All directors and officers as a group (5 persons)	465,000,000	465,000,000	92.1%	92.1%

(1)	Address is 2875 S. Ocean Blvd., Suite 211, Palm Beach, FL 33480.

(2)	Address is 6574 North State Road 7, #126, Coconut Creek, FL 33073. This shareholder is owned by the spouse of Neal Moskowitz.

(3)	Address is 12000 North Bayshore Drive, North Miami, FL 33181.

(4)	Address is 6720 North West 75 Place, Parkland, FL 33067. These shares are owned by Swig Funding, Inc. which is owned by Mr. Moskowitz’s spouse.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In 2001 we made loans to and received payments from related companies owned by SafeTech as well as SafeTech itself. Total amounts due from (owed to) these companies as of December 2001 and 2000 were ($800) and $15,042 respectively.

     We are required to pay SafeTech $100,000 within 90 days of the establishment of a trading market for our common stock. This obligation is guaranteed by Warren Gilbert.

     We have identified Warren Gilbert and Neal Moskowitz as our organizers. In connection with our organization Mr. Gilbert received 307,000,000 of our common stock and Swig Funding, Inc. a corporation owned by Mr. Moskowitz’s spouse received 153,000,000. Mr. Gilbert paid $2,000 for such shares and Swig Funding paid $1,000. Mr. Gilbert and Swig Funding lent $15,000 to us for one year at 6% interest in February 2002.

SHARES ELIGIBLE FOR FUTURE SALE

     We have 465,000,000 shares of common stock outstanding, all of which are deemed to be “restricted securities,” as that term is defined under Rule 144, in that such shares were issued and sold in private transactions not involving a public offering and, as such, may only be sold pursuant to an effective registration under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act.

     In general, under Rule 144 as currently in effect, a person, including an affiliate of the company (or persons whose shares are aggregated with an affiliate), who has owned restricted shares of common stock beneficially for at least one year is entitled to sell in an unsolicited brokerage transaction or to a market maker, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, the average weekly trading volume during the four calendar weeks preceding the sale, provided there is available current public information about the issuer and the seller gives notice of such proposed sale on SEC Form 144. A person who has not been an affiliate of the company for at least three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations concerning manner of sale, volume, notice or availability of information. Shares acquired by promoters and/or affiliates in a blank check company are not available for resale transactions under Rule 144 and would need to be registered for resale. A blank check company is a company that is issuing penny stock and is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies or other entity. In determining whether a company is a blank check company, uncertainty and lack or development of a proposed business plan may be commensurate in scope with the uncertainty and lack of development ordinarily associated with blank check companies.

     Based on the foregoing criteria, approximately 20,000,000 shares of our common stock are eligible for sale under Rule 144 after the distribution.

DESCRIPTION OF SECURITIES

GENERAL

     Agenesis has 999,000,000 authorized shares of Common Stock $.0000001 par value of which 505,000,000 are issued and outstanding at the date of this Prospectus.

     Prior to the distribution we have 4 shareholders. After the distribution we will have approximately 10,000 shareholders.

VOTING RIGHTS

     Each share of Common Stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent (50%) of the issued and outstanding shares of our Common Stock can elect all of the directors of the Company. See “Principal Stockholders”.

DIVIDEND POLICY

     All shares of Agenesis Common Stock are entitled to participate pro-rata in dividends when and as declared by our Board of Directors out of the funds legally available therefor. Any such dividends may be paid in cash, property or additional shares of Common Stock. We have not paid any dividends since our inception and we presently anticipate that all earnings, if any, will be retained for development of our business and that no dividends on the shares of our Common Stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of Agenesis, our capital requirements, general business conditions and other pertinent factors. Therefore, there can be no assurance that any dividends on our Common Stock will be paid in the future.

MISCELLANEOUS RIGHTS AND PROVISIONS

     Holders of our Common Stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of Common Stock will be entitled to share ratably in any assets available for distribution to holders of our common stock after satisfaction of all our other liabilities.

TRANSFER AGENT

     We have adopted a book entry system of share ownership. This means that Agenesis will only issue physical stock certificates to shareholders who specifically request a physical stock certificate or whose shares are subject to a restriction on resale. In all other cases, our transfer agent will record issuances of Agenesis common stock by means of a book entry position and will issue to the shareholder of record a confirmation of ownership reflecting their book entry position. Shareholders may request the delivery of a physical stock certificate at any time but would be required to pay the charges of the transfer agent for issuance of a share certificate, currently $             per certificate.

     The Transfer Agent for our Common Stock is:

     Securities Transfer Corporation, 2591 Dallas Parkway, #102, Frisco, Texas 75034

MARKET INFORMATION

     There is currently no public market for the common stock being distributed and no assurance can be given that a market will develop upon completion of the distribution. Further, should a market develop, no assurance can be given that it will be sustained. For this reason, recipients of the common stock in the Distribution may have difficulty selling such shares.

THE DISTRIBUTION

SELLING SHAREHOLDER

     SafeTech, as selling shareholder, is distributing 20,000,000 shares of total of 40,000,000 shares of Agenesis common stock it owns to SafeTech’s shareholders on a pro-rata basis. After the distribution SafeTech will continue to own 20,000,000 shares of Agenesis common stock.

BACKGROUND AND REASON FOR DISTRIBUTION

     Agenesis, under its prior name of Connect.ad of South Florida, Inc. was organized to conduct the business of internet hosting and web site development as a company-owned store of a franchise. While the parent was developing its franchising program in 2000 its management decided to abandon that business plan and seek other opportunities. In 2002 it merged with All American Acquisitions Associates, Inc., and began to conduct the business described in this prospectus. Pursuant to such merger we agreed to register of our shares owned by SafeTech for distribution to SafeTech's shareholders so SafeTech’s shareholders would thereupon have shares in Agenesis as well as SafeTech. We agreed to pay SafeTech $100,000 90 days after establishment of a trading market for our shares.

METHOD OF DISTRIBUTION

     A copy of this prospectus and a share certificate for the Agenesis common stock will be distributed by mail to holders of SafeTech common stock of record as of the close of business on the record date as soon as possible following the effective date of this prospectus.

AGENESIS COMMON STOCK SUBJECT TO DISTRIBUTION

     As of the date of this prospectus, the 20,000,000 of Agenesis shares to be distributed to the shareholders of SafeTech are owned by SafeTech. The shares will be distributed on a pro rata basis to all shareholders of record of SafeTech on the record date. The number of shares distributable to each shareholder will be determined by multiplying the total number of Agenesis shares to be distributed by the ratio of the shares of SafeTech common stock held by each SafeTech shareholder to the total number of shares of SafeTech common stock outstanding on the record date. No fractional shares of Agenesis will be issued. In the event any shareholder of SafeTech would be entitled to receive a fractional share of Agenesis, their Agenesis shares will be rounded up to the next full share.

RESTRICTIONS ON TRANSFER

     The following restrictions on transfer have been agreed upon between SafeTech and Agenesis in connection with the distribution:

     1. Any shares in excess of 1,000,000 to be received by a SafeTech shareholder in the distribution will contain a restrictive legend indicating that they not be sold or otherwise transferred until 1 year from the date of issuance without prior written consent from Agenesis.

     2. SafeTech has agreed that for one year after the date Agenesis common stock begins trading on the public market that SafeTech will limit its sales of Agenesis stock to $250,000 of net proceeds unless prior written consent for additional sales is received from Agenesis.

     3. The shareholders of Agenesis, as of the merger, have agreed they will make no sales, transfers, pledges, hypothecations, or other disposition of the Agenesis shares received by them in the merger or upon distribution of Agenesis stock from SafeTech for a period of one year after the date the merged entities stock is first trading in a public market.

THE PENNY STOCK RULES

     The Securities and Exchange Commission has adopted regulations which generally define a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our shares fall within the definition of a penny stock following the distribution, they will become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The penny stock rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of our shareholders to sell our shares in the secondary market.

UNDERWRITER STATUS

     SafeTech may be deemed an underwriter with respect to the shares being distributed within the meaning of the Securities Act of 1933.

FEDERAL INCOME TAX CONSIDERATIONS

     Shareholders of SafeTech as of the close of business on the record date will receive, pursuant to this prospectus, common stock of Agenesis , on a pro rata basis. The distribution will result in a reduction of the recipient’s basis in their SafeTech common stock by the fair market value of the Agenesis shares received. SafeTech will recognize taxable income on the difference between the fair market value of the Agenesis stock being distributed and its cost. After the distribution SafeTech will advise its shareholders who receive shares in the distribution the fair market value of the shares received. The fair market value will be determined by SafeTech at the time of the distribution. Based upon the current business operations and financial condition of Agenesis, we estimated that the fair market value will be less than $.03 per share. Shareholders of SafeTech will reduce their tax basis in their SafeTech shares by the fair market value of the Agenesis shares they receive in the distribution, and such fair market value shall become their tax basis in their Agenesis shares.

LEGAL PROCEEDINGS

     There is no material litigation pending or, to our knowledge, threatened against Agenesis.

LEGAL MATTERS

     Joel Bernstein, Esq., P.A., Miami, Florida, will render an opinion concerning the legality of the shares being distributed hereby.

AUDITORS

     The Agenesis financial statements for the years ended December 31, 2001 and 2000 included in this Prospectus have been audited by Michaelson & Co., P.A., Independent Certified Public Accountants, as set forth in their report appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information about Agenesis and the securities offered under this prospectus, you should review the registration statement and the exhibits and schedules filed as a part of the registration statement. As of the date of this prospectus we will be subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission. Any document we file with the Securities and Exchange Commission may be inspected without charge at the public reference room maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W, Washington, D.C. 20549. Copies may be obtained from the Securities and Exchange Commission after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including Agenesis , that file electronically with the Securities and Exchange Commission. The address of this Web site is www.sec.gov. You may obtain information on the operation of the public reference room by contacting the Securities and Exchange Commission by telephone at (800) 732-0330.

     We are required to mail our annual audited financial statements to our shareholders within 120 days after the close of each fiscal year.

Page

Independent Auditor’s Report	F-1

Financial Statements:

Balance Sheets	F-2

Statements of Operations	F-3

Statements of Changes in Stockholders’ Equity	F-4

Statements of Cash Flows	F-5

Notes to Financial Statements	F-6 — F-10

Independent Auditor’s Report

To the Board of Directors and Shareholders
Agenesis Corporation (f/k/a Connect.ad of South Florida, Inc.)
Fort Lauderdale, Florida

We have audited the accompanying balance sheets of Agenesis Corporation (f/k/a Connect.ad of South Florida, Inc.), a Florida corporation, as of December 31, 2001 and 2000 and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Agenesis Corporation (f/k/a Connect.ad of South Florida, Inc.) as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

September 30, 2002	Michaelson & Co., P.A., C.P.A. West Palm Beach, FL

AGENESIS CORPORATION
(F/K/A CONNECT.AD OF SOUTH FLORIDA, INC.)

BALANCE SHEETS
DECEMBER 31, 2001 AND 2000 (AUDITED)
AND SEPTEMBER 30, 2002 AND 2001 (UNAUDITED)
(See Independent Auditor’s Report)

		(Restated)	(Restated)	(Restated)
	9/30/2002	9/30/2001	12/31/2001	12/31/2000

	(Unaudited)	(Unaudited)	(Audited)	(Audited)
ASSETS:
CURRENT ASSETS:
Cash	$26,164	$513	$861	$194
Accounts Receivable (net of allowance for doubtful accounts of $0, $6,500, $1,781 and $4,700 as of September 30, 2002 and 2001, and December 31, 2001 and 2000, respectively)	—	2,142	424	2,929
Related party receivables	—	13,667	—	15,042

TOTAL CURRENT ASSETS	26,164	16,322	1,285	18,165

PROPERTY & EQUIPMENT:
Fixed assets (net of accumulated depreciation of $1,758, $704, $791 and $440 as of September 30, 2002 and 2001, respectively, and December 31, 2001 and 2000, respectively)	—	1,054	967	1,318

TOTAL ASSETS	26,164	17,376	2,252	19,483

LIABILITIES AND STOCKHOLDERS’ EQUITY:

LIABILITIES:
CURRENT LIABILITIES:
Accounts payable	—	1,411	962	962
Accrued expenses	363	—	—	—

TOTAL CURRENT LIABILITIES	363	1,411	962	962

OTHER LIABILITIES:
Related party payables	850	—	800	—
Notes payable	15,000	—	—	—

TOTAL LIABILITIES	16,213	1,411	1,762	962

STOCKHOLDERS’ EQUITY:
Common Stock (par value $0.0000001, 999,000,000 shares authorized, 500,000,000 shares issued and outstanding)	50	4	4	4
Additional paid-in capital	3,050	96	96	96
Retained earnings	6,851	15,865	390	18,421

TOTAL STOCKHOLDERS’ EQUITY	9,951	15,965	490	18,521

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$26,164	$17,376	$2,252	$19,483

See Accompanying Summary of Accounting Policies and Notes to Financial Statements

AGENESIS CORPORATION
(F/K/A CONNECT.AD OF SOUTH FLORIDA, INC.)

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 (AUDITED)
AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001 (UNAUDITED)
(See Independent Auditor’s Report)

		(Restated)
	Nine	Nine
	Months Ended	Months Ended	(Restated)	(Restated)
	9/30/2002	9/30/2001	2001	2000

	(Unaudited)	(Unaudited)	(Audited)	(Audited)
REVENUES:
Fee Income	$9,540	$3,162	$3,868	$23,331

GENERAL AND ADMINISTRATIVE EXPENSES:
Bank Charges	162	213	213	598
Bad Debt Expense	199	1,800	18,022	5,020
Corporate Expense	472	—	—	—
Credit Card Fees	—	363	363	149
Depreciation & Amortization	967	264	352	352
Miscellaneous	(126)	450	—	5,610
Office Expense	500	717	787	437
Professional Fees	750	—	—	—
Telephone Expense	(326)	747	997	281
Rent Expense	—	1,166	1,166	—

Total General & Admin. Expenses	2,598	5,720	21,900	12,447

OTHER INCOME & (EXPENSES):
Interest Expense	(481)	—	—	—

NET INCOME (LOSS)	$6,461	$(2,558)	$(18,032)	$10,884

See Accompanying Summary of Accounting Policies and Notes to Financial Statements

AGENESIS CORPORATION
(F/K/A CONNECT.AD OF SOUTH FLORIDA, INC.)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 (AUDITED)
AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001 (UNAUDITED)
(See Independent Auditor’s Report)

	COMMON STOCK
			PAID IN	RETAINED
	SHARES	AMOUNT	CAPITAL	EARNINGS	TOTAL

BALANCE AT DECEMBER 31, 1999	40,000,000	$4	$100,096	$(2,227)	$97,873
Prior-period adjustment	—	—	(100,000)	9,764	(90,236)
Net income	—	—	—	10,884	10,884

BALANCE AT DECEMBER 31, 2000	40,000,000	4	96	18,421	18,521
Net (loss)	—	—	—	(1,129)	(1,129)

BALANCE AT JUNE 30, 2001	40,000,000	4	96	17,293	17,393
Net (loss)	—	—	—	(16,903)	(16,903)

BALANCE AT DECEMBER 31, 2001	40,000,000	4	96	390	490
Issuance of shares of common stock	460,000,000	46	2,954	—	3,000
in exchange for cash, March 18, 2002
Net income	—	—	—	6,461	6,461

BALANCE AT SEPTEMBER 30, 2002	500,000,000	$50	$3,050	$6,851	$9,951

See Accompanying Summary of Accounting Policies and Notes to Financial Statements

AGENESIS CORPORATION
(F/K/A CONNECT. AD OF SOUTH FLORIDA, INC.)

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
(See Independent Auditor’s Report)

		(Restated)
	Nine Months	Nine Months
	Ended	Ended	(Restated)	(Restated)
	9/30/2002	9/30/2001	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$6,461	$(2,558)	$(18,032)	$10,884

Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	967	264	352	352
(Increase) decrease in accounts receivable	2,205	(1,012)	5,424	(1,241)
Increase (decrease) in allowance for doubtful accounts	(1,781)	1,800	(2,919)	4,700
(Increase) decrease in related party receivables	—	1,375	15,082	(15,132)
(Increase) in other receivables	—	—	—	—
Increase (Decrease) in accounts payable	(962)	450	—	(1,686)
Increase (Decrease) in accrued expenses	363	—	—	(386)
Increase (Decrease) in related party payables	50	—	760	(1,220)

NET CASH PROVIDED BY (USED BY) OPERATING ACTIVITIES	7,303	319	667	(3,729)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in notes payable	15,000	—	—	—
Increase in common stock	46	—	—	—
Increase in additional paid-in capital	2,954	—	—	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	18,000	—	—	—

NET INCREASE (DECREASE) IN CASH	25,303	319	667	(3,729)
CASH AT BEGINNING OF PERIOD	861	194	194	3,923

CASH AT END OF PERIOD	$26,164	$513	$861	$194

See Accompanying Summary of Accounting Policies and Notes to Financial Statements

AGENESIS CORPORATION (F/K/A CONNECT.AD OF SOUTH FLORIDA, INC.)

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
(See Independent Auditor’s Report)

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

Nature of Business:

Agenesis Corporation (f/k/a Connect.ad of South Florida, Inc.) (“the Company”) is a corporation headquartered in Fort Lauderdale, Florida, specializing in multi-media marketing and communications products and services.

Organization:

The Company was incorporated under the laws of the State of Florida in February 2002. On May 24, 2002, the Company completed the acquisition of Connect.ad of South Florida, Inc., a wholly-owned subsidiary of Safe Technologies International, Inc. Pursuant to the agreement, Connect.ad of South Florida, Inc. (the surviving corporation) effected a split of its common stock and converted the common shares owned by the former shareholders of All American Acquisition Associates, Inc. to 460,000,000 shares of the company. The Company subsequently changed its name to Agenesis Corporation.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition:

Revenues of Agenesis Corporation (f/k/a Connect.ad of South Florida, Inc.) are recognized at the time the services are rendered to customers. Services are rendered when the Company’s representatives receive the customer’s request and complete the customer’s orders.

Financial Instruments:

Cash and cash equivalents, accounts receivable and accounts payable are short-term in nature and the net values at which they are recorded are considered to be reasonable estimates of their fair values. The carrying values of notes payable are deemed to be reasonable estimates of their fair values.

Concentration Risks:

The Company’s sources of revenue and accounts receivable are comprised primarily of customers in the Internet industry. The Company requires no collateral from its customer since in many cases it has written contracts with them.

AGENESIS CORPORATION (F/K/A CONNECT.AD OF SOUTH FLORIDA, INC.)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
(See Independent Auditor’s Report)

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued):

Cash and Cash Equivalents:

For purposes of the statements of cash flows, the Company considers all unrestricted highly liquid investments with an initial maturity of three months or less to be cash equivalents.

Accounts Receivable:

It is the policy of management to review the outstanding accounts at year-end, as well as review bad debts, and establish an allowance for doubtful accounts and uncollectible amounts.

Property and Equipment:

Property and equipment is carried at cost. Depreciation of depreciable assets is computed using the straight-line method of depreciation over the estimated useful lives of the assets. The estimated useful life is between 5 and 10 years.

Amortization:

Amortization of goodwill is determined utilizing the straight-line method based generally on the estimated useful life of the intangible, which is 15 years.

2. CAPITAL STOCK TRANSACTIONS:

The original Articles of Incorporation provide for the authorization of 100,000,000 shares of common stock at a par value of $0.01 per share. On May 20, 2002, the former parent of the Company increased the authorized number of shares to 999,000,000.

On March 18, 2002, All American Acquisition Associates, Inc. issued 1,000 shares of common stock in exchange for cash. Subsequently, and in conjunction with the acquisition (see Note 1 – Organization), the Company effected a split of its common stock and converted the common shares owned by the former shareholders of All American Acquisition Associates, Inc. to 460,000,000 shares of the Company, or 92% of the outstanding common stock. Also in conjunction with the acquisition and the stock split, the 100 common shares previously owned by the former parent of the Company (Safe Technologies International, Inc.) were converted to 40,000,000 shares of the Company, or 8% of the outstanding common stock.

For accounting purposes, the transaction between Connect.ad of South Florida, Inc. (“CA”) and All American Acquisition Associates, Inc. (“AAAA”) is considered, in substance, a

AGENESIS CORPORATION (F/K/A CONNECT.AD OF SOUTH FLORIDA, INC.)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
(See Independent Auditor’s Report)

2. CAPITAL STOCK TRANSACTIONS (continued):

capital transaction rather than a business combination. The exchange has been accounted for as an acquisition, under the purchase method of accounting, since the former shareholders of AAAA will own a majority of the outstanding common stock of CA after the acquisition. Accordingly, the combination of AAAA with CA will be recorded as a recapitalization, pursuant to which CA will be treated as the continuing entity for accounting purposes and the historical financial statements presented will be those of CA.

3. LEASES:

The Company rented office space in Boca Raton, Florida in 2001, based on the terms of a one-year lease. The total monthly rent was $194.

4. INCOME TAXES:

The Company had no provision for income taxes for the years ended December 31, 2001 and 2000.

5. RELATED PARTY TRANSACTIONS:

In 2001, the Company made loans to and received payments from related companies owned by the same parent company (Safe Technologies International, Inc.), as well as the parent company itself. Total amounts due from (owed to) these related companies as of December 31, 2001 and 2000 were ($800) and $15,042, respectively.

6. PROPERTY AND EQUIPMENT:

Property and equipment as of December 31, 2001 and 2000 consisted of computer hardware and software.

7. NOTES PAYABLE:

Notes payable at September 30, 2002 consist of notes payable to two shareholders. Both notes are promissory notes, carry an interest rate of 6% (interest payable annually), are due March 18, 2003 and are unsecured.

AGENESIS CORPORATION (F/K/A CONNECT.AD OF SOUTH FLORIDA, INC.)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
(See Independent Auditor’s Report)

8. CONTINGENT LIABILITIES:

Pursuant to the merger agreement (See Note 1 – Organization), management of the Company is responsible for the establishment of a public trading market for the merged entity’s common stock. The agreement requires that, within ninety days of the date that a trading market first exists for the Company’s stock, Agenesis Corporation is liable for a payment of $100,000 to the former parent of the Company (Safe Technologies International, Inc.)

9. INTERIM FINANCIAL STATEMENTS:

It is management’s representation that all adjustments that are necessary for the interim financial statements not to be misleading have been included in the accompanying statements.

10. PRIOR-PERIOD ADJUSTMENT:

In 2002, the Company discovered that its previously issued 2000, 2001 and 2002 financial statements had incorrectly included a goodwill asset and an additional paid-in capital balance. The accompanying financial statements for 2002 have been restated and do not include these amounts.

The effect of this restatement for 2000 and 2001 is as follows:

For the year ended December 31,	2001		2000

	As Previously	As	As Previously	As
	Reported	Restated	Reported	Restated

Balance Sheet:
Goodwill (net of accumulated amortization)	$78,013	$—	$84,118	$—
Additional paid-in capital	100,014	96	100,000	96
Retained earnings/(deficit)	(21,611)	390	2,539	18,421
Statement of Operations:
Depreciation & amortization expense	6,470	352	6,470	352
Net income (loss)	(24,150)	(18,032)	4,766	10,884

For the nine months ended September 30,	2001

	As Previously	As
	Reported	Restated

Balance Sheet:
Goodwill (net of accumulated amortization)	$79,529	$—
Additional paid-in capital	100,000	96
Retained earnings/(deficit)	(4,507)	15,865
Statement of Operations:
Depreciation & amortization expense	4,853	264
Net (loss)	(7,147)	(2,558)

AGENESIS CORPORATION (F/K/A CONNECT.AD OF SOUTH FLORIDA, INC.)
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
(See Independent Auditor’s Report)

11. SUBSEQUENT EVENTS:

In October 2002, the Company established a subsidiary (I4 Advertising, Inc.) and entered into a service agreement with Salomon Snow Marketing and Advertising, Inc., a full-service advertising agency based in Fort Lauderdale, Florida. Agenesis will market its advertising and other marketing services through the subsidiary, which is 50% owned by the Company and 50% owned by Salomon Snow.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 24. Indemnification of Directors and Officers.

     Since we are incorporated in the State of Florida, the Florida Business Corporation Act governs the indemnification of our directors and officers.

     Subsection (1) of Section 607.0850 of the Florida Business Corporation Act (“BCA”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (2) of Section 607.0850 of the BCA empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought, or any other court of competent jurisdiction, shall determine that despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     BCA Section 607.0850 further provides that indemnification provided for by Section 607.0850 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in the capacities set forth above, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

     Article 4 of our Articles of Incorporation and Article IV of our By-laws requires us to indemnify those persons entitled to be indemnified, to the fullest extent permitted by the BCA, including advancing expenses as they are incurred. We may also purchase insurance to pay such indemnification. Once as party is entitled to indemnification for any action or activity, we may not eliminate such right by amending our Articles of Incorporation or By-laws. The indemnification rights are personal and are not subject to assignment or subrogation.

     Item 25. Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses in connection with the issuance and distribution of the securities offered hereby.

Registration Fee	$
Printing Expenses*		1,501
Legal Fees and Expenses*		28,000
Accounting Fees and Expenses*		5,000
Blue Sky Fees and Expenses*		-0-
Transfer Agent Fees and Expenses*		1,000
Misc.*		500

Total		$36,001

*Estimated

     Item 26. Recent Sales of Unregistered Securities.

     The following provides information concerning all sales of securities within the last three years which were not registered under the Securities Act of 1933.

     Pursuant to our merger with All American Acquisition Associates, Inc. in May 2002 we issued 460,000,000 shares of our common stock to the two shareholders of All American Acquisition Associates, Inc. We valued such shares at $3,000. Such shares were issued without registration under the Securities Act of 1933 pursuant to an exemption under Section 4(2) of the Act. In connection with the issuance of these shares the shareholder was offered full access to our books, records and financial information and had the opportunity to discuss the investment with officers of the company. The shareholder acknowledged that the shares were being acquired for investment and not for distribution and that such shares would be issued without registration under the Securities Act of 1933. The shareholder further agreed that the shares being acquired would not be sold or transferred without being registered under the Securities Act of 1933 or pursuant to an exemption from such registration. The certificates for the shares contained a legend referring the restrictions on sale or transfer and the transfer agent has been notified not to allow a transfer of the shares.

     In October 2002, we issued 5,000,000 shares of our common stock to Salomon Snow Marketing and Advertising, Inc. in connection with our agreement to establish I4. We valued such shares at $140,000. Such shares were issued without registration

II-1

under the Securities Act of 1933 pursuant to an exemption from registration under Section 4(2) of the Act. In connection with the issuance of these shares the shareholder was offered full access to our books, records and financial information and had the opportunity to discuss the investment with officers of the company. The shareholder acknowledged that the shares were being acquired for investment and not for distribution and that such shares would be issued without registration under the Securities Act of 1933. The shareholder further agreed that the shares being acquired would not be sold or transferred without being registered under the Securities Act of 1933 or pursuant to an exemption from such registration. The certificates for the shares contained a legend referring the restrictions on sale or transfer and the transfer agent has been notified not to allow a transfer of the shares.

Item 16. Exhibits and Financial Statement Schedules

Number	Description

3.1*	Amended and Restated Articles of Incorporation

3.2*	By-laws

5.1*	Legal Opinion of Joel Bernstein, Esq., P.A. regarding the legality of the securities being issued

10.1*	Merger Agreement with All American Acquisition Associates, Inc.

10.2*	Agreement with Salomon Snow Advertising and Marketing

24.1*	Consent of Joel Bernstein, Esq., P.A. is included in Exhibit 5.1

24.2	Consent of Michaelson & Co., P.A.

*  filed with original filing

Item 28. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-2

     SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Fort Lauderdale, State of Florida, on February 11, 2003.

AGENESIS CORPORATION

By:	/s/ Warren Gilbert

Warren Gilbert President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/Warren Gilbert Warren Gilbert	President, Chief Executive Officer, Chairman and Director (principal executive officer, principal financial officer, principal accounting officer)	February 11, 2003

/s/Neal Moskowitz Neal Moskowitz	Director	February 11, 2003

II-3